SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

True Drinks Holdings, Inc.
(Exact name of Registrant as specified in its Charter)

Nevada	001-32420	84-1575085
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18552 MacArthur Blvd., Suite 325, Irvine, California 92612
(Address of principal executive offices)

(949) 203-3500
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 20, 2013 (the “Effective Date”), True Drinks Holdings, Inc. (the “Company”) entered into a placement agent agreement with Axiom Capital Management, Inc. (the “Axiom”) (the “Placement Agent Agreement”) to initiate a private offering to certain accredited investors (each an “Investor” and collectively, “Investors”) of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.0 million (the “Maximum Offering Amount”); and (ii) and five-year warrants to purchase shares of the Company’s common stock at an exercise price of $1.10 per share (the “Warrants”) (the “Offering”). At any time during the Offering, the Company may exercise a one-time over allotment option, increasing the Maximum Offering Amount to $3.3 million.

In connection with the Offering, the Company entered into an escrow agreement with Axiom and Union Bank, N.A. (“Union Bank”) on the Effective Date (the “Escrow Agreement”), pursuant to which, as amended, proceeds from the Offering were deposited into escrow pending the receipt of minimum gross proceeds of $250,000. Future proceeds from the Offering will be deposited into and released from escrow on a rolling basis, under the terms and conditions set forth in the Escrow Agreement.

On the Effective Date, the Company accepted subscription agreements, as amended, from Investors resulting in the issuance of Notes in the aggregate principal amount of $450,000 (“Subscription Agreements”), which amount included $200,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company to such Investors (“Existing Notes”). The Offering will continue on a rolling basis until the Company has issued Notes equal to the Maximum Offering Amount, including as consideration for the exchange of Existing Notes.

To secure repayment under the terms of the Notes, the Company entered into a security agreement, dated as of the Effective Date (the “Security Agreement”), pursuant to which the Company granted a continuing security interest in substantially all of the Company’s assets to the Investors. Union Bank will serve as the Investors’ collateral agent and represent each Investor’s interests under the Security Agreement, pursuant to the collateral agent agreement entered into by the Company, the Investors and Union Bank on the Effective Date (the “Collateral Agent Agreement”),

Under the terms of the Placement Agent Agreement, Axiom will receive payments equal to 10% of the purchase price of any Notes issued and 6% of the aggregate exercise price of any Warrant exercised as consideration for its role as placement agent in the Offering.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Subscription Agreements, on the Effective Date, the Company issued Notes to certain Investors in the aggregate principal amount of $450,000, for cash proceeds equal to $250,000, and the exchange of Existing Notes totaling $200,000.

Each Note currently accrues interest at a rate of 12% per annum, and matures on November 29, 2013 (the “Maturity Date”); provided, however, under the terms of the Notes, the Company may elect to extend the Maturity Date to February 28, 2014 and begin accruing interest at a rate of 14% as of the date of such extension (the “First Extension Option”), and again to May 31, 2014 and begin accruing interest at a rate of 15% per annum as of the date of such extension (the “Second Extension Option”). Each Note is convertible, at the option of the holder thereof into that number of shares of the Company’s common stock, $0.001 par value (“Common Stock”), equal to the outstanding principal balance of the Note, plus accrued but unpaid interest, divided by $2.00.

Item 3.02                      Unregistered Sales of Equity Securities.

On the Effective Date, the Company issued Warrants to purchase an aggregate total of 240,455 shares of the Company’s Common Stock for $1.10 per share (the “Warrant Shares”), of which Warrants to purchase 174,455 Warrant Shares were issued to participating Investors as additional consideration for the purchase of Notes for cash, and Warrants to purchase 70,000 Warrant Shares were issued to Axiom as consideration for its role as placement agent in the Offering thus far. Pursuant to the Subscription Agreement, in the event the Company exercises either the First Extension Option or Second Extension Option, the number of Warrant Shares exercisable by the Investors will increase by 25% per Maturity Date extension.

The Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on Section 3(a)(9) and/or Section 4(2) thereof and Rule 506 of Regulation D thereunder.  Each of the investors represented that it was an “accredited investor” as defined in Regulation D.  The proceeds from the sale of the Notes and the issuance of Common Stock upon exercise of the Warrants are expected to be used for general corporate purposes.

Item 9.01                      Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE DRINKS HOLDINGS, INC.

Date: June 26, 2013	By:	/s/ Dan Kerker
Dan Kerker
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.2	Form of Note
10.3	Form of Warrant
10.4	Form of Subscription Agreement